NEWS RELEASE

Threshold Pharmaceuticals Reports First Quarter 2013 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – May 2, 2013 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today reported financial results for the first quarter 2013. Revenue for the first quarter ended March 31, 2013 was $2.9 million. The operating loss for the first quarter ended March 31, 2013 was $6.1 million. The net loss for the first quarter ended March 31, 2013 was $9.2 million, which included the operating loss of $6.1 million and non-cash expense of $3.1 million related to the changes in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense). As of March 31, 2013, Threshold had $104.2 million in cash, cash equivalents and marketable securities, with no debt outstanding.

“This was a productive first quarter for Threshold including initiation of a pivotal Phase 3 clinical trial with TH-302 by our partner Merck KGaA as well as expansion of our development pipeline by our acquisition of an investigational hypoxia PET imaging agent, [18F]-HX4, from Siemens Healthcare,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We remain focused on clinical execution of ongoing studies of TH-302 and identifying additional development opportunities and regulatory pathways that could lead to approval of TH-302 in new indications.”

First Quarter 2013 Financial and Operational Results

The net loss for the first quarter of 2013 was $9.2 million compared to a net loss of $115.5 million for the first quarter of 2012. Included in the net loss for the first quarter of 2013 was an operating loss of $6.1 million and non-cash expense of $3.1 million compared to an operating loss of $7.1 million and non-cash expense of $108.4 million in the net loss for the first quarter of 2012. The non-cash expense is related to the increase in fair value of the Company's outstanding and exercised warrants and was classified as other income (expense).

Threshold recognized revenue of $2.9 million in the first quarter of 2013 compared to $0.3 million in first quarter of 2012, which related to the amortization of upfront and milestone payments from its global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S. During the first quarter of 2013 Threshold earned a $30 million milestone payment related to the initiation of a global Phase 3 study of TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma. To date, the Company has received $97.5 million in upfront and milestone payments. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone is earned or received. Threshold could receive an additional $12.5 million in potential milestone payments in 2013.

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Research and development expenses were $6.5 million for the first quarter of 2013 compared to $5.7 million for the first quarter of 2012. The increase in research and development expenses is due primarily to a $2.0 million increase in clinical development expenses and an increase of $1.1 million in consulting and employee related expenses, partially offset by a $2.3 million increase in reimbursement for Merck KGaA’s 70% share of total development expenses for TH-302.

General and administrative expenses were $2.5 million for the first quarter of 2013 versus $1.7 million for the first quarter of 2012. The increase in general and administrative expenses was due primarily to an increase in employee related expenses to support the Company’s ongoing collaboration with Merck KGaA.

Non-cash stock-based compensation expense included in total operating expenses was $1.1 million for the first quarter of 2013 versus $0.4 million for the first quarter of 2012. The increase in stock-based compensation expense is due to the amortization of a greater number of options with higher fair values.

As of March 31, 2013, and December 31, 2012 Threshold had $104.2 million and $70.8 million in cash, cash equivalents and marketable securities, respectively. The net increase in cash, cash equivalents and marketable securities during the first quarter of 2013 is primarily due to the $42.5 million in milestone payments received from Threshold’s collaboration with Merck KGaA, partially offset by the Company’s operating cash requirements for the first quarter of 2013.

First Quarter 2013 Key Achievements

In January 2013, Threshold announced that the Company’s partner Merck KGaA, through its division Merck Serono, initiated the global Phase 3 MAESTRO (MetastAtic or unrESectable pancreaTic adenocaRcinOma) study assessing the efficacy and safety of TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma. In the U.S., the study is being conducted by EMD Serono Inc. under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA).

In March 2013, Threshold announced the acquisition of [18F]-HX4 [flortanidazole (18F)] from Siemens Healthcare. [18F]-HX4 is an investigational radiolabeled hypoxia Positron Emission Tomography (PET) tracer developed by Siemens Healthcare Molecular Imaging to potentially identify and quantify the degree of hypoxia in tumors in vivo. Threshold initially intends to develop [18F]-HX4 to determine an individual patient’s tumor hypoxia profile, which may identify patients who will best respond to the company’s hypoxia-targeted therapeutics. Threshold does not expect the acquisition of, or development activities related to, [18F]-HX4 to have a material impact on results of operations in 2013.

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About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and other combination trials in solid tumors.

Merck KGaA signed a global license and co-development agreement for TH-302 with Threshold in February 2012, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential uses and benefits of TH-302, anticipated milestones, clinical trial plans, and financial results, estimates, projections and requirements, including anticipated and potential payments from Merck KGaA. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, the results of such clinical trials (including product safety issues and efficacy results), issues arising in manufacturing TH-302, Merck KGaA's continued participation in the development of TH-302, and actions of regulatory authorities, including the United States Food and Drug Administration. Forward-looking statements in this press release also include potential uses and benefits of [18F]-HX4 to identify patients with tumor hypoxia and contribute to therapy for such patients, and development plans for [18F]-HX4 as a companion diagnostic. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to conduct or manage clinical trials of [18F]-HX4, Threshold's ability to obtain regulatory approval for [18F]-HX4 as a diagnostic, and Threshold's ability to continue development of [18F]-HX4. Further information regarding risks faced by Threshold is included under the heading "Risk Factors" in Threshold's Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on March 7, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$2,922	$252

Operating expenses
Research and development	6,468	5,687
General and administrative	2,515	1,708
Total Operating Expenses	8,983	7,395

Loss from operations	(6,061)	(7,143)

Interest income (expense), net	36	1
Other Income (expense), net (1)	(3,116)	(108,391)
Loss before provision for income taxes	(9,141)	(115,533)
Provision for income taxes	73	-
Net loss	(9,214)	(115,533)

Net loss per common share-basic and diluted	$(0.16)	$(2.30)

Weighted-average shares used in computing
basic and diluted net loss per common share	56,486	50,326

(1) Non-cash expense related to the change in fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

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THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$104,238	$70,848
Collaboration Receivable	6,653	15,635
Prepaid expenses and other current assets	1,162	1,167
Property and equipment, net	760	812
Other assets	1,059	1,059
Total assets	$113,872	$89,521

Liabilities and stockholders' equity

Total current liabilities (2)	$23,790	$17,451
Deferred Revenue	75,989	53,097
Long-term liabilities (3)	35,908	32,826
Stockholders' equity (deficit)	(21,815)	(13,853)
Total liabilities and stockholders' equity (deficit)	$113,872	$89,521

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $12.7 million and $8.5 million as of March 31, 2013 and December 31, 2012, respectively.
(3)	Includes as of March 31, 2013 and December 31, 2012, $35.6 million and $32.6 million of warrant liability, respectively.